Exhibit 10.3

FIRST AMENDMENT
TO EMPLOYMENT AGREEMENT

This First Amendment (the “Amendment”) to that certain Employment Agreement made and entered into effective as of May 20, 2014 by and between Sprint Corporation, a Delaware corporation, on behalf of itself and any of its subsidiaries, affiliates and related entities, and John C. Saw (the “Agreement”) is entered into and effective as of October 20, 2014. Certain capitalized terms shall have the meaning ascribed to them in the Agreement.

WITNESSETH:

WHEREAS, the Executive and the Company desire to amend the Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and of the covenants and agreements set forth herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Company and the Executive hereby agree Section 8 of the Agreement shall be amended, effective in connection with 2014 assignment of Executive’s Place of Performance to Overland Park, as shown in double underline below:

8.    Place of Performance. In connection with his employment by the Company, the Executive shall be based at the principal executive offices of the Company in the vicinity of Overland Park, Kansas, San Carlos, California, or Bellevue, Washington (the “Place of Performance”), except for travel reasonably required for Company business. Subject to mutual agreement by the Parties, the Executive will relocate the Executive’s residence to the area surrounding the Executive’s specifically-assigned Place of Performance (if not that of Executive’s current residence in Washington state) in accordance with the Company’s relocation policy applicable to senior executives, except that, solely with respect to Executive’s initial relocation to the Overland Park vicinity, the interim living amount and the round-trip return visits to Executive’s former location described in such program shall be replaced with a monthly stipend of $5,420 until the earlier of 12 months and the date Executive’s interim living arrangement ends. If the Company relocates the Executive’s Place of Performance more than 50 miles from his Place of Performance prior to such relocation, the Executive shall relocate to a residence within the greater of (a) 50 miles of such relocated Place of Performance or (b) such total miles that do not exceed the total number of miles the Executive commuted to his Place of Performance prior to relocation of the Executive’s Place of Performance. To the extent the Executive relocates his residence as provided in this Section 8, the Company will pay or reimburse the Executive’s relocation expenses in accordance with the Company’s relocation policy applicable to senior executives.
In all other respects, the terms, conditions and provisions of the Agreement shall remain the same.

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Saw Employment Agreement First Amendment

IN WITNESS WHEREOF, the Company has caused this Amendment to be signed by an officer pursuant to the authority of its Board, and the Executive has executed this Amendment, as of the day and year first written above.

    SPRINT CORPORATION

/s/ Sandra Price
By: Sandra J. Price,
Senior Vice President - Human Resources

EXECUTIVE

/s/ John Saw

Saw Employment Agreement First Amendment